Exhibit 99.1

Collectors Universe Reports Operating Results for Second Quarter of Fiscal 2018

Board Approves Dividend change to $0.175 per Share for the Third Quarter of Fiscal 2018

NEWPORT BEACH, CA – February 7, 2018 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter and first half of fiscal year 2018 and provided an update on its dividend policy.

Operational and Financial Highlights:

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Revenue in this year’s second quarter was $14.1 million, as compared to $17.9 million in last year’s second quarter. For the six months ended December 31, 2017, revenue was substantially unchanged at $33.8 million as compared to $33.6 million in same six months last year.

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Our cards and autograph service revenues increased by $0.6 million, and $1.2 million in this year’s second quarter and six months periods, respectively, representing increases of 14% and record second quarter and first half revenues for that business.

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Our coin service revenues declined by $4.4 million, or 34%, and $0.9 million, or 4%, in the second quarter and first six months, respectively, of the current fiscal year, as compared to the same respective periods of last year. China coin revenues decreased by $2.2 million, or 59%, in this year’s second quarter, which we believe was primarily due to seasonality and period-to-period volatility we have seen in that business. For the six months, China revenues increased by $1.0 million or 21%, due to the increase in those revenues during this year's first quarter. In addition, revenues generated by our US coins business declined by $2.3 million, or 27%, and by $2.2 million, or 13%, in the second quarter and six months ended December 31, 2017, respectively, reflecting a general slowness in the coin market in this year’s second quarter.

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Coin service revenues generated by our overseas operations were 16% and 21% of total revenues in this year’s second quarter and six months periods, respectively, as compared to 24% and 17%, respectively, of total revenues in the same respective periods last year.

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The gross profit margin was 54% and 59%, respectively, in the second quarter and for the first six months of this year, as compared to 64% and 62% in the same respective periods of the prior year. Those declines in profit margins were primarily attributable to the decrease in coin revenues in this year's second quarter, as a significant proportion of our direct costs are relatively fixed in the short-term.

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Operating income was a $0.2 million and $4.8 million in the second quarter and first six months of the current year, respectively, as compared to $4.5 million and $7.3 million, respectively, in the corresponding periods of the prior year. In this year’s second quarter, we incurred $0.6 million in moving and lease exit costs in connection with the relocation of our operations and headquarters offices to a new facility, which occurred at the end of November 2017.

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Income from continuing operations was $70,000, or $0.01 per diluted share, and $3.7 million, or $0.42 per diluted share, in this year’s second quarter and first six months, respectively, as compared to $2.9 million, or $0.34 per diluted share, and $4.5 million, or $0.53 per diluted share, in the corresponding respective periods of the prior year. The provisions for taxes for the quarter and six months ended December 31, 2017 reflects federal income taxes at a blended rate of 28% and a provisional one-time tax expense of $131,000 associated with the Tax Cuts and Jobs Act that was enacted into law in December 2017.

Collectors Universe, Inc.

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The Company’s cash position as of December 31, 2017 was $8.7 million, as compared to $9.8 million at June 30, 2017 and $10.2 million at September 30, 2017. Net cash used of $1.1 million in the first six months included $5.4 million of cash generated from continuing operations and $3.0 million of borrowings under our term loan, offset by $6.0 million used to pay cash dividends to stockholders, $3.3 million used for capital expenditures and capitalized software costs and $0.2 million used for discontinued operations.

Operations Commentary

Joseph J. Orlando Chief Executive Officer, stated, “While the December quarter has traditionally been our slowest of the year due to the seasonality of the business, this year's second quarter was slower than we had expected. Despite another record performance from our PSA and PSA/DNA division, the decrease in coin submissions in China, weakness in the vintage coin market and a substantial decline in modern coin sales at the U.S. Mint combined to adversely impact our overall results.”

Update on Dividend Policy

The Board of Directors approved a dividend of $0.175 per share for the third quarter of fiscal 2018 for an expected annual dividend of $0.70 per share. This represented a reduction from the quarterly dividend of $0.35 per share that we have previously paid to our stockholders and would increase available cash to fund our operations and the growth of our businesses by approximately $6.0 million annually. The third quarter dividend will be paid on February 23, 2018 to stockholders of record on February 13, 2018.

Mr. Orlando continued “For over 10 years, Collectors Universe has been committed to a policy of returning excess cash to our stockholders. That commitment has not changed. Our cash position has simply entered a range that required a modification to the quarterly dividend rate. The Company has made significant strides in recent years, and a big part of that success has been due to the international expansion of our coin business. It is crucial that we have access to additional cash that we will need to further fuel our growth, fund other business and strategic opportunities and increase our financial flexibility.”

Bruce A. Stevens, Chairman of the Board, stated, “The Board of Directors understands the importance of the dividend to our stockholders. As a result, we have carefully considered this matter and evaluated other alternatives before making the decision to reduce the dividend. In addition, we wanted to set the dividend at an amount that we believe will be sustainable for a longer term. The Board remains committed to increasing long-term stockholder value and returning excess cash to our fellow stockholders in a prudent manner.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, February 7, 2018 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-289-0467 or 323-794-2093, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through February 21, 2018 by dialing 888-203-1112 or 719-457-0820 and entering access code 2510510#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Collectors Universe, Inc.

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and reduce demand for and transactions in collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that weakness or volatility in economic conditions or increases in interest rates in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims will prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2017 which we filed with the Securities and Exchange Commission on August 31, 2017 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net revenues	$14,063	$17,862	$33,816	$33,610
Cost of revenues	6,476	6,475	13,926	12,614
Gross profit	7,587	11,387	19,890	20,996
Operating expenses:
Selling and marketing expenses	2,421	2,327	5,175	4,748
General and administrative expenses	4,926	4,549	9,954	8,963
Total operating expenses	7,347	6,876	15,129	13,711
Operating income	240	4,511	4,761	7,285
Interest and other expense, net	(41)	(96)	(9)	(72)
Income before provision for income taxes	199	4,415	4,752	7,213
Provision for income taxes	129	1,491	1,049	2,701
Income from continuing operations	70	2,924	3,703	4,512
Income (loss) from discontinued operations, net of income taxes	89	(2)	89	(10)
Net income	$159	$2,922	$3,792	$4,502

Net income per basic share:
Income from continuing operations	$0.01	$0.34	$0.43	$0.53
Income from discontinued operations	0.01	-	0.01	-
Net income per basic share	$0.02	$0.34	$0.44	$0.53

Net income per diluted share:
Income from continuing operations	$0.01	$0.34	$0.42	$0.53
Income from discontinued operations	0.01	-	0.01	-
Net income per diluted share	$0.02	$0.34	$0.43	$0.53

Weighted average shares outstanding:
Basic	8,699	8,478	8,637	8,476
Diluted	8,923	8,578	8,844	8,569
Dividends declared per common share	$0.35	$0.35	$0.70	$0.70

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	December 31, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$8,727	$9,826
Accounts receivable, net of allowance of $123 and $77 at December 31, 2017 and June 30, 2017, respectively	2,334	3,615
Inventories, net	3,076	2,722
Prepaid expenses and other current assets	1,460	1,661
Total current assets	15,597	17,824

Property and equipment, net	8,811	3,163
Goodwill	2,083	2,083
Intangible assets, net	2,326	2,183
Deferred income tax assets	2,499	2,864
Other assets	498	413
Non-current assets of discontinued operations	-	79
Total assets	$31,814	$28,609
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,454	$2,660
Accrued liabilities	1,607	1,652
Accrued compensation and benefits	2,907	4,373
Current portion of long-term debt	188	-
Income taxes payable	37	664
Deferred revenue	3,607	2,676
Current liabilities of discontinued operations	-	391
Total current liabilities	11,800	12,416

Deferred rent	3,065	276
Long Term Debt	2,812	-

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 9,016 and 8,921 issued and outstanding at December 31, 2017 and June 30, 2017, respectively.	9	9
Additional paid-in capital	85,398	84,948
Accumulated deficit	(71,270)	(69,040)
Total stockholders’ equity	14,137	15,917
Total liabilities and stockholders’ equity	$31,814	$28,609

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,792	$4,502
Discontinued operations	(89)	10
Income from continuing operations	3,703	4,512
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	954	830
Stock-based compensation expense	451	210
Provision for bad debts	62	26
Provision for inventory write-down	106	29
Provision for warranty	215	336
Loss on sale of property and equipment	119	5
Deferred income taxes	365	-
Change in operating assets and liabilities:
Accounts receivable	1,218	(650)
Inventories	(460)	(541)
Prepaid expenses and other	202	85
Other assets	(85)	(46)
Accounts payable and accrued liabilities	(133)	(372)
Accrued compensation and benefits	(1,465)	(95)
Income taxes payable	(627)	832
Deferred revenue	929	305
Deferred rent	(138)	(44)
Net cash provided by operating activities of continuing operations	5,416	5,422
Net cash used in operating activities of discontinued businesses	(225)	(240)
Net cash provided by operating activities	5,191	5,182

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	4	9
Capital expenditures	(2,761)	(726)
Capitalized software	(506)	(371)
Patents and other intangibles	(6)	(5)
Net cash used in investing activities	(3,269)	(1,093)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	3,000	-
Dividends paid to common stockholders	(6,021)	(5,959)
Net cash used in financing activities	(3,021)	(5,959)

Net decrease in cash and cash equivalents	(1,099)	(1,870)
Cash and cash equivalents at beginning of period	9,826	11,967
Cash and cash equivalents at end of period	$8,727	$10,097

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$28	$-
Income taxes paid during the period	$1,370	$1,857

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Leasehold Improvements contributed by landlord	$2,949	$-